Exhibit (a)(5)

Robin Energy Announces Final Results of Tender Offer for Common Shares
Limassol, Cyprus, April 27, 2026 – Robin Energy Ltd. (NASDAQ: RBNE) (“Robin Energy” or the “Company”), an international ship-owning company providing energy transportation services globally, announces today the final results of its tender offer (the “Offer”), which expired at 5:00 P.M. Eastern time on April 23, 2026.
Based on the final count by Broadridge Corporate Issuer Solutions LLC, the depositary for the tender offer, 1,909,473 common shares (the “Shares”) were properly tendered and not properly withdrawn prior to expiration of the Offer. The tender offer was oversubscribed. In accordance with the terms and conditions of the tender offer and based on the final count by the depositary, Robin Energy accepted for payment an aggregate of 1,000,000 Common Shares including 339,775 “odd lots,” at a purchase price of $3.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, for an aggregate cost of approximately $3,000,000 excluding fees relating to the Offer. Robin Energy accepted the shares on a pro rata basis, except for tenders of “odd lots,” which were accepted in full. Robin Energy has been informed by the depositary that the final proration factor for the tender offer was 42.069%. The Company will promptly pay for all of the Shares accepted for purchase.
If shareholders have any questions, please call our information agent, Georgeson LLC at (866) 765-9035 (toll free). Parties outside the U.S. can reach the information agent at +1 (646) 922-9320.
Important Additional Information about the Offer
This press release is for informational purposes only and is not a recommendation to buy or sell the Shares or any other securities, and it is neither an offer to purchase nor a solicitation of an offer to sell Shares or any other securities. The Offer was made solely pursuant to the Offer to Purchase and related Letter of Transmittal included, among other items, as exhibits to and as a part of the Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) filed by the Company with the SEC. Investors may obtain a free copy of the Schedule TO, the Offer to Purchase, the Letter of Transmittal and other documents that the Company has filed with the SEC at the SEC’s website at www.sec.gov.
About Robin Energy Ltd.
Robin Energy is an international ship-owning company providing energy transportation services globally. The Company’s fleet comprises two LPG Carriers and one tanker vessel that carry petrochemical gases and refined petroleum products worldwide.
For more information, please visit the Company’s website at www.robinenergy.com. Information on our website does not constitute a part of this press release.
Cautionary Statement Regarding Forward-Looking Statements
Matters discussed in this press release may constitute forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. We are including this cautionary statement in connection with this safe harbor legislation. The words “believe”, “anticipate”, “intend”, “estimate”, “forecast”, “project”, “plan”, “potential”, “will”, “may”, “should”, “expect”, “pending” and similar expressions identify forward-looking statements.

Forward-looking statements are subject to risks, uncertainties and other factors because they relate to events and depend on circumstances that may or may not occur in the future and/or are beyond our control or precise estimate. Such risks, uncertainties and other factors include, but are not limited to, those factors discussed under “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2025 and our other filings with the SEC, which can be obtained free of charge on the SEC’s website at http://www.sec.gov. Except to the extent required by applicable law, we disclaim any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
CONTACT DETAILS
For further information please contact:
Investor Relations
Robin Energy Ltd.
Email: ir@robinenergy.com